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                                                                      Exhibit 99







                BRUSH WELLMAN SHAREHOLDERS APPROVE REORGANIZATION


FOR IMMEDIATE RELEASE
---------------------

         Cleveland, Ohio -- May 2, 2000 -- Shareholders of Brush Wellman Inc. (NYSE - BW) today approved the reorganization of the Company's capital and corporate structure. Through a merger, Brush Wellman will become a wholly-owned subsidiary of a holding company, Brush Engineered Materials Inc., with a single class of common stock. The merger is expected to be effective May 16, 2000. The stock, listed on the New York Stock Exchange, will continue to trade under the symbol BW.

         Commenting on the shareholder approval of the reorganization, Mr. Harnett stated "We believe the reorganization and new structure approved today will enhance shareholder value by providing investors a better understanding of the value of each of our independent businesses and the ability to focus on, and capture, the unique growth opportunity of each business. This new structure is consistent with our long-term strategy, provides the added flexibility to take advantage of the opportunities presented by the rapid growth of our worldwide markets and allows us to more easily consider alternatives to extract value from those individual businesses for our shareholders."

         In addition, shareholders reelected Gordon D. Harnett, David H. Hoag and William P. Madar to the Board of Directors. Shareholders also confirmed the appointment of Ernst & Young LLP as independent auditors for the Company.

         Brush Wellman Inc., with headquarters in Cleveland, Ohio, is a manufacturer of engineered materials. The Company and its subsidiaries supply worldwide markets with Beryllium Products, Alloy Products, Electronic Products, Precious Metal Products, and Engineered Material Systems.


For further information, please contact:

Michael C. Hasychak
Vice President, Treasurer and Secretary
Brush Wellman Inc.
17876 St. Clair Ave.
Cleveland, Ohio 44110
(216) 383-6823
http://www.brushwellman.com